Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

The regulatory, tax, accounting, and other legal and financial matters and effects related to thIS Transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of any Transaction. The transactions contemplated in this RESTRUCTURING SUPPORT AGREEMENT are subject in all respects to continued diligence and the negotiation, execution, approvals, and delivery of definitive DOCUMENTS.

GulfMark Offshore, Inc.

RESTRUCTURING SUPPORT AGREEMENT

May 15, 2017

This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of May 15, 2017, is entered into by and among:

(i) GulfMark Offshore, Inc., (“GulfMark”, the “Debtor” or the “Company”); and

(ii) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders of the 6.375% Senior Notes due 2022 (the “Noteholders”) issued pursuant to that certain indenture dated as of March 12, 2012 (the “Indenture”), among the Issuer and U.S. Bank National Association, a national banking association, as trustee (the “Notes”), together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (collectively, the “Consenting Noteholders”).

1  Unless otherwise noted, capitalized terms used but not immediately defined have the meanings given to such terms elsewhere in this Agreement, or in the Restructuring Term Sheet, or in the Bankruptcy Code, as applicable.

The Company, the Consenting Noteholders, and any subsequent person or entity (“Person”) that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s length regarding a financial restructuring of the existing debt of the Company (the “Restructuring”) pursuant to the terms and conditions set forth in this Agreement, including, without limitation, the term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”) and incorporated herein by reference pursuant to Section 2 hereof;

WHEREAS, it is contemplated that the Restructuring will be implemented, pursuant to a pre-negotiated joint plan of reorganization, on terms consistent with this Agreement and otherwise reasonably acceptable to the Company and the Requisite Noteholders (as defined herein) (including any schedules and exhibits thereto and as may be amended, modified, or supplemented in accordance with this Agreement, the “Acceptable Plan”), to be filed in a case (the “Chapter 11 Case”) commenced under Title 11 of the United States Code, 11 U.S.C. §§ 101- 1532, as may be amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, in connection with the Restructuring, it is expected that certain of the Consenting Noteholders (the “Backstop Parties”) will agree to backstop two offerings for shares of common stock and warrants of GulfMark for an aggregate of $125,000,000, representing 60% of the equity of GulfMark under section 1145 of the Bankruptcy Code and Section 4(a)(2) of the U.S. Securities Act of 1933 (together, the “Rights Offering”) in accordance with the terms and conditions specified in this Agreement and a backstop commitment agreement to be entered into concurrently with this Agreement, substantially in the form attached hereto as Exhibit B (together with the exhibits and schedules thereto, the “Backstop Agreement”);

WHEREAS, the Company has requested that each Consenting Noteholder sign this Agreement to support the Restructuring in the interests of all Parties; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Acceptable Plan and hereunder.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.     RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (the “RSA Effective Date”) that:

(a)     The Backstop Agreement has been executed and is effective in accordance with its terms;

(b)     The Company has paid in cash all invoiced, reasonable and documented costs, fees, and expenses of the Consenting Noteholders, including, without limitation, the invoiced, reasonable and documented fees and expenses of (a) Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), counsel to the Consenting Noteholders, (b) one maritime counsel to the Consenting Noteholders, (c) Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”), counsel to the Consenting Noteholders, and (d) Houlihan Lokey Capital, Inc. (“Houlihan”), financial advisor to the Consenting Noteholders, in each case, in accordance with their existing engagement letters; and

(c)     This Agreement shall be executed by all of the following:

(i)     the Company; and

(ii)     the Consenting Noteholders; provided that signature pages executed by the Consenting Noteholders showing their holdings shall not be delivered to other Consenting Noteholders and shall be delivered to Weil, Gotshal & Manges LLP (“Weil”) in an unredacted form (to be held by Weil on a confidential and professionals’ eyes only basis; provided that Weil may disclose such signature pages on a confidential basis to the Company and its financial advisors), in each case, except as required by applicable law and subject to the provisions of Section 22 hereof.

2.     Incorporation of Exhibits. Each of the exhibits and schedules attached hereto, including, without limitation, the Restructuring Term Sheet and the Backstop Agreement, and each of the schedules to such exhibits (collectively, the “Exhibits”) are expressly incorporated herein and made part of this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Exhibits, the applicable terms and provisions of the applicable Exhibit shall govern.

3.     Definitive Documentation.

(a)     The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documents”) shall include the following:

(i)     documents implementing, achieving, and relating to the Restructuring and any amendments thereto, including, without limitation, the Acceptable Plan, a disclosure statement describing the Acceptable Plan (including, without limitation, all exhibits and schedules thereto, the “Disclosure Statement”), any new warrant agreement(s), the Backstop Agreement, procedures related to the Rights Offering, the registration rights agreement, the solicitation materials and procedures relating to the Acceptable Plan, the plan supplement and its exhibits, any debtor-in-possession financing agreement(s) or agreement(s) for the use of cash collateral, any exit financing agreement(s), organizational documents of the reorganized Debtor or other related transactional or corporate documents; and

(ii)     interim and final orders approving, authorizing the assumption of, or confirming, as applicable, any of the foregoing.

(b)     Except as otherwise set forth herein, the Definitive Documents identified in Section 3(a) will, after the RSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and be in form and substance reasonably satisfactory to the Company and the Requisite Noteholders. “Requisite Noteholders” means, as of the RSA Effective Date, the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Notes held by all Consenting Noteholders.

4.     The Restructuring.

(a)     Implementation. The Restructuring will be implemented through the filing of a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Case. The Debtor shall use commercially reasonable efforts to obtain confirmation of the Acceptable Plan in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and each Consenting Noteholder shall use its commercially reasonable efforts to cooperate fully in connection therewith.

(b)     Milestones. The Debtor shall complete the Restructuring in accordance with the deadlines specified below, which deadlines in all cases may be extended by written agreement of the Requisite Noteholders (collectively, the “Milestones”); provided, that, in the event that any of the Company’s subsidiaries file for chapter 11 protection in accordance with this Agreement, the Requisite Noteholders and the Company agree to engage in good faith discussions to extend the deadlines set forth in 4(b)(vi) through (ix) as reasonably necessary:

(i)     by not later than May 21, 2017, the Debtor shall commence the Chapter 11 Case (such filing date, the “Petition Date”);

(ii)     by three (3) days after the Petition Date, but in no event later than May 24, 2017, the Debtor shall file with the Bankruptcy Court motions seeking entry of orders (x) authorizing the Debtor to assume the Backstop Agreement and this Agreement and the Debtor’s obligations thereunder and hereunder, and (y) approving procedures for the Rights Offering (together, the “RSA and Backstop Motions”);

(iii)     by seven (7) days after the Petition Date, but in no event later than May 28, 2017, the Debtor shall file with the Bankruptcy Court the Acceptable Plan, the Disclosure Statement, and a motion seeking a hearing to consider the adequacy of the Disclosure Statement and approval of the Debtor’s solicitation procedures;

(iv)     the Debtor shall seek to have the RSA and Backstop Motions heard at the hearing scheduled to consider the “first day” motions on a final basis (the “Second Day Hearing”);

(v)     by the day that is the earlier of (x) two (2) business days following the Second Day Hearing, and (y) thirty-five (35) days after the Petition Date, but in no event later than June 26, 2017, the Bankruptcy Court shall have entered an order approving the RSA Motion (the “RSA Order”);

(vi)     by forty-five (45) days after the Petition Date, but in no event later than July 7, 2017, the Bankruptcy Court shall have entered an order approving the Backstop Motion (the “Backstop Order”) and an order approving the adequacy of the Disclosure Statement and the Debtor’s solicitation procedures; provided, that the Company shall use commercially reasonable efforts to seek entry of the forgoing orders as soon as reasonably practicable before July 7, 2017;

(vii)     within twenty (20) business days following the entry of the Backstop Order, but in no event later than August 4, 2017, the Company shall complete the solicitation in connection with the Rights Offering (other than funding in connection with the Backstop Commitments (as defined in the Backstop Agreement));

(viii)     by ninety (90) days after the Petition Date, but in no event later than August 21, 2017, the Bankruptcy Court shall have entered an order confirming the Acceptable Plan; provided, that the Company shall use commercially reasonable efforts to seek entry of the foregoing order as soon as reasonably practicable before August 21, 2017; and

(ix)     by fourteen (14) days after entry of an order confirming the Acceptable Plan, but in no event later than September 4, 2017, the Debtor shall consummate the transactions contemplated by the Acceptable Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction of the conditions precedent to the Effective Date (as set forth in the Acceptable Plan) shall be conditions precedent to the occurrence of the Effective Date.

5.     Agreements of the Consenting Noteholders.

(a)     Agreement to Vote. Subject to the receipt by each of the Consenting Noteholders of the Disclosure Statement and other solicitation materials in respect of the Acceptable Plan, from the RSA Effective Date through the Termination Date (as defined in Section 7), each Consenting Noteholder shall (severally and not jointly), without limiting the consent and approval rights provided by this Agreement:

(i)     vote any claims it holds or controls against the Company to accept the Acceptable Plan and grant the releases thereunder by delivering a duly executed and completed ballot accepting the Acceptable Plan and granting the releases under the Acceptable Plan on a timely basis following the commencement of the solicitation of the Acceptable Plan;

(ii)     not change or withdraw (or cause to be changed or withdrawn) any such vote or releases described in clause (i) above;

(iii)     not (x) object to, delay, impede or take any other action to interfere with, delay, or postpone acceptance, confirmation, or implementation of the Acceptable Plan, (y) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for the Debtor other than the Acceptable Plan or (z) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Restructuring;

(iv)     not direct the indenture trustee to take any action inconsistent with such Consenting Noteholder’s obligations under this Agreement, and, if the indenture trustee takes any action inconsistent with such Consenting Noteholder’s obligations under this Agreement, such Consenting Noteholder shall use its commercially reasonable efforts to request that the indenture trustee cease and refrain from taking any such action (it being understood that the Consenting Noteholders shall not be required to incur any indemnification obligations, costs, expense, or liability in connection therewith or otherwise); and

(v)     support the Acceptable Plan and the transactions contemplated therein and in the Disclosure Statement and take all commercially reasonable actions reasonably requested by the Company to facilitate the solicitation of votes on the Acceptable Plan, approval and entry of any debtor-in-possession financing orders, approval of the Disclosure Statement, and confirmation and consummation of the Acceptable Plan.

(b)     Transfers. Each Consenting Noteholder agrees that, for the duration of the period commencing on the date hereof and ending on the date on which this Agreement is terminated in accordance with Section 7, such Consenting Noteholder shall not (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Consenting Noteholder’s claims against, or interests in, the Company, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s claims against or interests in the Company into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to (i) another Consenting Noteholder and notice in the Form attached as Annex 1 is delivered to the Company, Weil, and Milbank, or (ii) any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to Weil and Milbank, a Transferee Joinder substantially in the form attached hereto as Exhibit C (the “Transferee Joinder Agreement”) so that it is received within two (2) business days following such execution. With respect to claims against or interests in the Company held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this subsection (b) of Section 5 shall be deemed null and void ab initio and of no force or effect, regardless of any notice provided to the Company and/or any Consenting Noteholder, and shall not create any obligation or liability of the Company or any other Consenting Noteholder to the purported transferee.

(c)     Notwithstanding Section 5(b): (i) a Consenting Noteholder may Transfer any claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Consenting Noteholder, as applicable, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers such claim to a transferee that is a Consenting Noteholder (or becomes a Consenting Noteholder at the time of the Transfer pursuant to a Transferee Joinder Agreement) prior to the voting record date for the Acceptable Plan (the “Voting Record Date”), and (ii) if a Consenting Noteholder, acting in its capacity as a Qualified Marketmaker, acquires a claim from a holder of claims that is not a Consenting Noteholder, as applicable, it may Transfer such claim without the requirement that the transferee be or become a Consenting Noteholder. For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)     Additional Claims. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Claims or transferring Claims in accordance with this Section 5, and each Consenting Noteholder agrees that if any Consenting Noteholder acquires additional Claims or transfers Claims on or after the RSA Effective Date, then (i) such Claims shall be subject to this Agreement (including the obligations of the Consenting Noteholders under this Section 5) and (ii) such Consenting Noteholder shall notify Milbank and Weil of such acquisition or transfer (as applicable) as soon as reasonably practicable, in each case other than with respect to any Claims acquired by such Consenting Noteholder in its capacity as a Qualified Marketmaker. A confidential schedule of the principal amount of debt held by the Consenting Noteholders and any transfer notices provided to Milbank in connection with the foregoing will be maintained by Milbank and will be made available on a confidential basis to Weil but shall not be disclosed to any third party except (y) as required by law, subpoena, or other legal process or regulation, and (z) on a confidential basis to the Company and its financial advisors retained to assist with the Restructuring.

(e)     Forbearance. During the period commencing on the RSA Effective Date and ending on the termination of this Agreement in accordance with its terms, the Consenting Noteholders hereby agree to forbear from the exercise of any rights or remedies they may have under the Indenture, and under applicable United States or foreign law or otherwise, in each case, with respect to GulfMark’s failure to make the interest payment due on March 15, 2017. For the avoidance of doubt, the forbearance set forth in this Section 5(e) shall not constitute a waiver with respect to any defaults or events of default under the Indenture, and shall not bar any Consenting Noteholder from filing a proof of claim or taking action to establish the amount of such claim. If the transactions contemplated hereby are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. The Company hereby confirms that no defaults or events of default exist under the Indenture as of the RSA Effective Date except as to the failure to make the interest payment due on March 15, 2017.

(f)     The agreements of the Consenting Noteholders in this Section 5 shall be solely on such Consenting Noteholder’s own behalf and not on behalf of any other Consenting Noteholders and shall be several and not joint.

6.     Agreements of the Company. From the RSA Effective Date until the termination of this Agreement, the Company covenants and agrees:

(a)     To support and use commercially reasonable efforts to (i) pursue and complete the Restructuring and all transactions contemplated under this Agreement (and, once filed, the Acceptable Plan) in accordance with this Agreement and the Milestones, (ii) take any and all reasonably necessary actions in furtherance of the Restructuring and transactions contemplated under this Agreement (and, once filed, the Acceptable Plan), and (iii) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;

(b)     To take no action, directly or indirectly that is inconsistent with this Agreement or the Acceptable Plan or that would materially delay approvals of the Disclosure Statement, the solicitation procedures, or confirmation or consummation of the Acceptable Plan, including soliciting or causing or allowing any of its affiliates, or any of their respective directors, officers, employees, agents, advisors or other representatives to seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), or restructuring of the Debtor (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Acceptable Plan and Restructuring (an “Alternative Transaction”); provided that, (i) if the Debtor receives a written or oral proposal or expression of interest regarding any Alternative Transaction, the Debtor shall promptly notify counsel to the Consenting Noteholders of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved, and (ii) the Debtor shall promptly furnish counsel to the Consenting Noteholders with copies of any written offer or any other information delivered to the Debtor in writing that it receives relating to the foregoing and shall promptly inform counsel to the Consenting Noteholders of any material changes to such written or oral proposals or expressions of interest;

(c)     To not encourage any other Person to take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptable implementation of the Restructuring;

(d)     To the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(e)     To provide draft copies of all material motions or applications and other documents (including, but not limited to, all “first day” and “second day” motions and proposed orders, the Acceptable Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Acceptable Plan, a proposed confirmation order, and any amended versions of any of the foregoing) the Company intends to file with the Bankruptcy Court to Milbank, at least three (3) business days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Acceptable Plan, the Disclosure Statement or a confirmation order) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and to only file such motions or applications that are in form and substance consistent with this Agreement and, solely with respect to proposed orders, such orders otherwise reasonably acceptable to the Company and the Consenting Noteholders; and

(f)     To timely pay or reimburse when due (after the Petition Date, subject to the entry of the RSA Order), whether incurred before or after the Petition Date, the reasonable and documented costs, fees, and expenses of (i) Milbank, (ii) one maritime counsel to the Consenting Noteholders, (iii) Morris Nichols, (iv) Houlihan, and (v) such other professional advisors retained by the Consenting Noteholders with the consent of the Company (which consent shall not be unreasonably delayed, conditioned or withheld), in each case subject to the terms of any applicable engagement letter or reimbursement letter, as the case may be. For the avoidance of doubt, the Company shall pay any accrued but unpaid amounts owing under this Section 6(f) upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after such termination (after taking into account any termination notice requirements set forth in this Agreement). The expense reimbursement accrued through the date on which the RSA Order is entered shall be paid within three (3) calendar days of the Debtor’s receipt of invoices therefor.

7.     Termination of Agreement.

This Agreement shall automatically terminate two (2) business days following the delivery of written notice to the Company (in accordance with Section 20) from the Requisite Noteholders at any time after and during the continuance of any Creditor Termination Event (as defined herein). In addition, this Agreement shall automatically terminate two (2) business days following delivery of notice from the Company to the Consenting Noteholders (in accordance with Section 20) at any time after the occurrence and during the continuance of any Company Termination Event (as defined herein).

(a)     A “Creditor Termination Event” shall mean any of the following:

(i)     the failure to meet any of the Milestones in Section 4(b) unless such Milestone is extended in accordance with Section 4(b);

(ii)     the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code;

(iii)     the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Case;

(iv)     entry of an order by the Bankruptcy Court terminating the Debtor’s exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code or if the Debtor loses exclusivity by failing to make a timely motion to extend the exclusive period and exclusivity lapses or the Bankruptcy Court denies the Debtor’s motion to extend the exclusive period;

(v)     the Bankruptcy Court denies approval of the RSA Motion or the Backstop Motion;

(vi)     the breach in any material respect by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein which remains uncured for a period of three (3) business days after the receipt of written notice of such breach from the Requisite Noteholders pursuant to this Section 7 and in accordance with Section 20 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above;

(vii)     the Debtor amends, modifies, or files a pleading seeking authority to amend or modify, the Definitive Documents, unless such amendment or modification is (x) consistent with this Agreement and (y) reasonably acceptable to the Requisite Noteholders;

(viii)     entry of an order by the Bankruptcy Court amending or modifying the Definitive Documents, unless such amendment or modification is (i) consistent with this Agreement and (ii) reasonably acceptable to the Requisite Noteholders;

(ix)     if any of the orders approving the Definitive Documents are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the reasonable consent of the Requisite Noteholders;

(x)     the Company files, propounds or otherwise supports an Alternative Transaction or any plan of reorganization other than the Acceptable Plan;

(xi)     the Company withdraws the Acceptable Plan or Disclosure Statement, files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Acceptable Plan and such motion or pleading has not been withdrawn prior to the earlier of (x) two (2) business days after the Company receives written notice from the Requisite Noteholders (in accordance with Section 20) that such motion or pleading is inconsistent with this Agreement or the Acceptable Plan, which notice period shall run concurrently with the notice of termination of this Agreement set forth above, and (y) entry of an order of the Bankruptcy Court approving such motion or pleading;

(xii)     the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining consummation of the Restructuring; provided, however, that the Company shall have five (5) business days after the issuance of such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Acceptable Plan and this Agreement and (ii) is reasonably acceptable to the Requisite Noteholders;

(xiii)     any court of competent jurisdiction has entered a judgment or order declaring this Agreement or the Backstop Agreement to be unenforceable;

(xiv)     the termination of the Backstop Agreement in accordance with its terms;

(xv)     upon an event of default under any order authorizing debtor-in-possession financing or use of cash collateral that is not cured within the requisite cure period provided for therein, which results in the termination thereof;

(xvi)     the Company seeks approval of any debtor-in-possession financing on terms that are not consistent with the Restructuring Term Sheet;

(xvii)     the occurrence of the maturity date for any debtor-in-possession financing;

(xviii)     in the event that the Effective Date shall not have occurred by the date set forth in Section 4(b)(ix) (as such date may be extended in accordance with this Agreement);

(xix)     if an order is entered by the Bankruptcy Court or other court of competent jurisdiction denying confirmation of the Acceptable Plan (unless caused by a default by the Consenting Noteholders hereunder, in which event the Consenting Noteholders shall not have the right to terminate under this clause (a)(xix)) or refusing to approve the Disclosure Statement; and

(xx)     failure to conduct the Rights Offering in accordance with the Backstop Agreement and the procedures set forth therein.

(b)     A “Company Termination Event” shall mean any of the following:

(i)     The breach in any material respect by one or more of the Consenting Noteholders, of any of the undertakings, representations, warranties or covenants of the Consenting Noteholders set forth herein, which remains uncured for a period of three (3) business days after the receipt of written notice of such breach pursuant to this Section 7 and Section 20 (as applicable);

(ii)     The board of directors of GulfMark reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that GulfMark provides written notice of such determination to the Consenting Noteholders within five (5) business days after the date thereof;

(iii)     the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within ten (10) business days after such issuance, notwithstanding the Company having made commercially reasonable efforts to obtain such stay, reversal or vacatur;

(iv)     at 11:59 p.m. prevailing Eastern Time on the date that is twenty (20) business days following the deadline set forth in Section 4(b)(viii) (as such date may be extended in accordance with this Agreement), if the Bankruptcy Court shall not have entered an order in form and substance reasonably satisfactory to the Company and the Requisite Noteholders confirming the Plan;

(v)     in the event that the Effective Date shall not have occurred by the date that is twenty (20) business days following the deadline set forth in Section 4(b)(ix) (as such date may be extended in accordance with this Agreement); and

(vi)     if an order is entered by the Bankruptcy Court or other court of competent jurisdiction denying confirmation of the Acceptable Plan (unless caused by a default by the Company of its obligations hereunder, in which event the Company shall not have the right to terminate under this clause (b)(vi)) or refusing to approve the Disclosure Statement.

(c)     Individual Termination. Any Consenting Noteholder may terminate this Agreement as to itself only, upon written notice to the Company and the other Consenting Noteholders (in each case, in accordance with Section 20), in the event that:

(i)     there is any modification, amendment, or change to (x) the definition of “Consenting Noteholders” or “Requisite Noteholders,” (y) this Section 7(c), or (z) the transfer provisions in Section 5, in each case without the consent of such Consenting Noteholder (provided that such Consenting Noteholder is affected thereby);

(ii)     there is any waiver, change, modification, or amendment to this Agreement, the Restructuring Term Sheet, or the Acceptable Plan that materially adversely affects the economic recoveries or treatment of any Consenting Noteholder compared to the recoveries or treatment set forth in the Restructuring Term Sheet without the consent of such Consenting Noteholder; or

(iii)     five (5) days prior to the hearing to consider confirmation of the Acceptable Plan, the Debtor does not obtain commitments for an exit facility of at least $100 million in principal amount with terms and conditions that are acceptable to each Consenting Noteholder.

In the event that a Consenting Noteholder either terminates this Agreement pursuant to Section 7(c)(iii) or does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Noteholder (in each case, a “Non-Consenting Noteholder”), but the Consenting Noteholders holding at least 66% of the Notes held by the Consenting Noteholders do not elect to terminate this Agreement, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Noteholder, but this Agreement shall continue in full force and effect in respect to all other Consenting Noteholders.

(d)     Mutual Termination; Automatic Termination. This Agreement may be terminated by mutual written agreement of the Company and the Requisite Noteholders upon the receipt and acknowledged acceptance (whether oral or by electronic mail) of written notice delivered in accordance with Section 20. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically without any further required action or notice on the Effective Date.

(e)     Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with this Agreement shall be referred to as a “Termination Date.” Upon the occurrence of a Termination Date in accordance with this Section 7, this Agreement shall become void and of no further force or effect with respect to any Party, and, except as otherwise provided in this Agreement, each Party shall be immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to a Termination Date; provided, further, that each of the following shall survive any such termination: (x) any claim for breach of this Agreement that occurs prior to such Termination Date and all rights and remedies with respect to such claims shall not be prejudiced in any way; (y) the Debtor’s obligations in Section 6(f) of this Agreement accrued up to and including such Termination Date; and (z) Sections 11, 12, 13, 15, 16, 19, 23 and 24 hereof. For the avoidance of doubt, the automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

8.     Good Faith Cooperation and Further Assurances.      Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation, and consummation of the Restructuring as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. From and after the date hereof, each of the Parties agrees to execute and deliver all such agreements, instruments, and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Restructuring, and to consummate the transactions contemplated thereby.

9.     Representations and Warranties.

(a)     Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Noteholder becomes a party hereto):

(i)     Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part and no other proceedings on the part of the Company is necessary to authorize and approve this Agreement or any other transaction contemplated herein, (after the Petition Date, subject to the entry of the RSA Order).

(ii)     The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Company, for the filing of the Chapter 11 Case.

(iii)     The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the Bankruptcy Court or the United States Securities and Exchange Commission (the “SEC”) or other securities regulatory authorities under applicable securities laws.

(iv)     This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)     Each Consenting Noteholder severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Noteholder becomes a party hereto), such Consenting Noteholder (i) is the holder of the aggregate principal amount of (x) the Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Transferee Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof), or (y) is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and/or (ii) has, with respect to the beneficial owner(s) of the aggregate principal amount under the Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Transferee Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof), (A) sole investment or voting discretion with respect to the Notes, (B) full power and authority to vote on and consent to matters concerning the Notes or to exchange, assign or transfer the Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s).

(c)     Each Consenting Noteholder, and any holder for which any such person acts as investment adviser or manager, is an Accredited Investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933).

10.     No Solicitation; Adequate Information. This Agreement is not and shall not be deemed to be a solicitation for consents to the Acceptable Plan. The votes of the holders of claims against the Company will not be solicited until such holders who are entitled to vote on the Acceptable Plan have received the Acceptable Plan, the Disclosure Statement and related ballots, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

11.     Creditors’ Committee. The Parties agree not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Case. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. All Parties agree that they shall not oppose the participation of any of the Consenting Noteholders or the trustee for the Notes on any official committee of unsecured creditors formed in the Chapter 11 Case.

12.     Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

13.     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement and the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the New York Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any New York Court. Each of the Parties further agrees that notice as provided in Section 20 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert that a proceeding in any New York Court is brought in an inconvenient forum or the venue of such proceeding is improper. Notwithstanding the foregoing, during the pendency of the Chapter 11 Case, all proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court unless the Bankruptcy Court grants an order to lift the automatic stay or withdraw the reference for the purpose of bringing such proceeding.

(b)     Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

14.     Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that nothing contained in this Section 14 shall be deemed to permit Transfers of the Notes or any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.     Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Debtor and in contemplation of possible chapter 11 filings by the Debtor and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court subject, however, after the Petition Date to the entry of the RSA Order; provided, that the Company has obligated itself hereunder to seek the entry of the RSA Order.

16.     No Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Acceptable Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, the Acceptable Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

17.     Several, Not Joint, Obligations. The agreements, representations and obligations of each Consenting Noteholder under this Agreement are, in all respects, several and not joint.

18.     Relationship Among Parties. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

19.     Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Acceptable Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between GulfMark and each Consenting Noteholder prior to the execution of this Agreement shall continue in full force and effect for the duration of such confidentiality agreements.

20.     Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)     If to the Company, to:

GulfMark Offshore Inc.
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
Facsimile: (713) 369-7386
Attention: James M. Mitchell

Email: james.mitchell@gulfmark.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP (as counsel to the Company)
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Gary Holtzer and Ted Waksman
Email: gary.holtzer@weil.com and ted.waksman@weil.com

(b)     If to the Consenting Noteholders, to the address set forth on each Consenting Noteholders’ signature page (or to a transferee, to the address set forth on the applicable Transferee Joinder Agreement), with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Facsimile: 212-822-5567
Attention: Evan R. Fleck and Nelly Almeida

Email: efleck@milbank.com and nalmeida@milbank.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of receipt.

21.     Amendments and Modifications. Except as otherwise expressly set forth herein (including Section 7(c) herein), this Agreement and the Acceptable Plan may not be waived, modified, amended, or supplemented except in a writing signed by the Company and the Requisite Noteholders.

22.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or email shall be deemed to be an original for the purposes of this Section 22.

23.     Disclosure; Publicity. The Company shall submit drafts to Milbank of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days prior to making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Noteholder, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Company, the principal amount or percentage of Notes held by any Consenting Noteholder, in each case, without such Consenting Noteholder’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure to the extent required by such law, subpoena, or other legal process, and (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of the Notes held by all the Consenting Noteholders collectively. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Noteholder (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

24.     Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

25.     Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit, Schedule, or Annex, such reference shall be to a Section, Exhibit, Schedule, or Annex, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

GULFMARK OFFSHORE, INC.

By:     /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title: President & Chief Executive Officer

CONSENTING NOTEHOLDERS

WELLS FARGO BANK, N.A. PRINCIPAL INVESTMENTS

By:	/s/ Greg Roux

Name:	Greg Roux

Title:	Managing Director

CONSENTING NOTEHOLDERS

CANYON CAPITAL ADVISORS LLC, on behalf of its participating clients

By:	/s/ Jonathan M. Kaplan

Name:	Jonathan M. Kaplan

Title:	Authorized Signatory

CONSENTING NOTEHOLDERS

Raging Capital Fund (QP), LP – a U.S. domiciled limited partnership

Raging Capital Fund (QP), LP – a U.S. domiciled limited partnership

By:	/s/ Frederick C. Wasch

Name:	Frederick C. Wasch

Title:	Chief Financial Officer, Raging Capital Management, LLC, General Partner of Raging Capital Fund (QP), LP

and

Raging Capital Offshore Fund, Ltd. – a Cayman domiciled corporation

By:	/s/ Frederick C. Wasch

Name:	Frederick C. Wasch

Title:	Chief Financial Officer, Raging Capital Management, LLC, Investment Manager of Raging Capital Offshore Fund, Ltd.

CONSENTING NOTEHOLDERS

SOLUS ALTERNATIVE ASSET MANAGEMENT LP

By:	/s/ C.J. Lanktree

Name:	C.J. Lanktree

Title:	Partner

CONSENTING NOTEHOLDERS

TIAA Global Public Investments, LLC-Series HY

By: Teachers Insurance and Annuity Association of America, its sole member

By:	/s/ Ji Min Shin

Name:	Ji Min Shin

Title:	Director

and

TIAA – CREF Funds – TIAA-CREF High-Yield Fund

By: Teachers Advisors, LLC, its investment adviser

By:	/s/ Ji Min Shin

Name:	Ji Min Shin

Title:	Director

and

TIAA – CREF Funds – TIAA-CREF Bond Plus Fund

By: Teachers Advisors, LLC, its investment adviser

By:	/s/ Ji Min Shin

Name:	Ji Min Shin

Title:	Director

CONSENTING NOTEHOLDERS

Q5-R5 TRADING, LTD

By: Q Global Capital Management, L.P., as Investment Manager

By: Q Global Advisors, LLC, its General Partner

By:	/s/ Scott McCarty

Name:	Scott McCarty

Title:	Assistant Secretary

EXECUTION VERSION

EXHIBIT A

GulfMark Offshore, Inc.
RESTRUCTURING Term Sheet

May 15, 2017

This Restructuring Term Sheet (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) sets forth the principal terms of a proposed restructuring (the “Restructuring”) of the existing debt of GulfMark Offshore, Inc. (“GulfMark Parent” or the “Debtor”). The Restructuring will be consummated through a case (the “Chapter 11 Case”) commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). As reflected in the Restructuring Support Agreement (the “RSA”), to which this Restructuring Term Sheet is an Exhibit, the Restructuring is supported by the Debtor and the Consenting Noteholders.1

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND OTHER APPLICABLE LAWS.

THIS RESTRUCTURING TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS IN FORM AND SUBSTANCE CONSISTENT WITH THIS RESTRUCTURING TERM SHEET AND OTHERWISE REASONABLY SATISFACTORY IN ALL RESPECTS TO THE DEBTOR AND THE REQUISITE NOTEHOLDERS. THIS RESTRUCTURING TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES.

1   Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in either Annex 1 attached hereto or the RSA. To the extent of any conflict between this Restructuring Term Sheet and the RSA, this Restructuring Term Sheet will govern and control.

Transaction Overview
Overview of the Restructuring:

The Debtor will implement the Restructuring pursuant to the Acceptable Plan.

The Acceptable Plan will provide for the classification and treatment of Claims and Interests as described below under the heading “Classification and Treatment of Claims and Interests.”

Claims and Interests to be Restructured:

Unsecured Notes Claims: The “Unsecured Notes Claims” consist of approximately $429.6 million in unpaid principal, plus interest, fees and other expenses due as of the Petition Date under the 6.375% Senior Notes due 2022 (the “Unsecured Notes”) issued by GulfMark Parent pursuant to that certain indenture dated as of March 12, 2012 (the “Indenture”), between GulfMark Parent and U.S. Bank National Association, as trustee. The holders of the Unsecured Notes are referred to herein as the “Unsecured Noteholders.”

RBS Guaranty Claims: The “RBS Guaranty Claims” consist of all Claims arising under or in connection with GulfMark Parent’s guaranty of the borrower’s obligations under that certain facility (the “Multicurrency Revolving Credit Facility”) available under that certain Multicurrency Facility Agreement (the “Multicurrency Facility Agreement”) dated as of September 26, 2014 (as may be amended or amended and restated), among GulfMark Americas, Inc., as borrower, and The Royal Bank of Scotland plc, as agent and security agent (in such capacities, “RBS”).

DNB Guaranty Claims: The “DNB Guaranty Claims” consist of all Claims arising under or in connection with GulfMark Parent’s guaranty of the borrower’s obligations under that certain facility (the “Norwegian Credit Facility”) available under that certain Amended and Restated Multi-Currency Revolving Credit Facility Agreement originally dated 27 December 2012, as amended and restated by an amendment and restatement agreement dated 23 October 2014 (as may be amended or amended and restated), among GulfMark Rederi AS, as borrower, DNB Bank ASA, as agent (in such capacity, “DNB”), and the lenders party thereto from time to time.

General Unsecured Claims: The “General Unsecured Claims” consist of all Claims as of the Petition Date (other than the Unsecured Notes Claims, the RBS Guaranty Claims, the DNB Guaranty Claims, and the Intercompany Claims (as defined below)) that are neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

Intercompany Claims: The “Intercompany Claims” consist of all Claims against GulfMark Parent by a wholly-owned (directly or indirectly) subsidiary of GulfMark Parent, except any DNB DIP Facility Claims (defined below).

GulfMark Parent Interests: The “GulfMark Parent Interests” consist of all Interests in GulfMark Parent.

2

Rights Offering:

Subsequent to the Petition Date, to provide for the capital needs of the Reorganized Debtor (the “Reorganized Debtor”), the Debtor will launch a $125 million Rights Offering.

Subject to the Jones Act Procedures described below, each Eligible Unsecured Noteholder (as defined below) shall have the right to purchase on the effective date of the Acceptable Plan (the “Effective Date”) its pro rata share of 60.0% of “Reorganized GulfMark Equity,” which shall consist of the total number of Common Shares issued pursuant to the Acceptable Plan on account of the Equity Interests, the Common Shares and Jones Act Warrants issued pursuant to the Acceptable Plan on account of the Unsecured Notes Claims, and the Common Shares and Jones Act Warrants issued pursuant to the Rights Offering and the Commitment Premium, subject to dilution by Common Shares issuable under the MIP (as defined below) and Reorganized GulfMark Equity issued upon exercise of the Warrants (as defined below).

“Eligible Unsecured Noteholder” means, as to the 1145 Rights Offering, each Unsecured Noteholder, and, as to the 4(a)(2)/Regulation D Rights Offering, each Unsecured Noteholder which is an accredited investor as defined in Rule 501(a) under the Securities Act of 1933 (as amended, the “Securities Act”).

The Rights Offering will be backstopped by certain of the Unsecured Noteholders (the “Backstop Parties”) pursuant to, and subject to, the terms and conditions of the Backstop Agreement. On the Effective Date, in exchange for the commitment to backstop the Rights Offering, subject to the Jones Act Procedures described below, the Backstop Parties will receive a backstop commitment fee in an amount equal to 6% of the Rights Offering in the form of 3.6% of Reorganized GulfMark Equity (the “Commitment Premium”), subject to dilution by Common Shares issuable under the MIP and Reorganized GulfMark Equity issued upon exercise of the Warrants (each as defined below).

The proceeds from the Rights Offering will be used by the Reorganized Debtor to (1) fund working capital and general corporate purposes; (2) pay all reasonable and documented restructuring expenses; (3) unless otherwise agreed, pay in cash in full any outstanding Claims arising under the DNB DIP Facility; (4) fund other Acceptable Plan distributions; and (5) pay for the reasonable and documented fees and expenses as set forth in Section 3.3 of the Backstop Agreement.

The terms of the Rights Offering are set forth in the procedures (the “Rights Offering Procedures”) annexed to the Backstop Agreement.

3

DIP Financing:

The Debtor will enter into the DNB DIP facility (the “DNB DIP Facility”) on terms and conditions set forth in that certain DIP Commitment Letter, dated May 15, 2017, which terms and conditions are reasonably acceptable to the Debtor and the Requisite Noteholders.

Upon commencement of the Chapter 11 Case, the Debtor will seek entry of interim and final orders authorizing the Debtor to, among other things, incur obligations under the DNB DIP Facility (the “Interim DIP Order” and the “Final DIP Order,” respectively), each of which will be reasonably acceptable, in form and substance, to DNB, as lender under the DIP Facility, the Debtor, and the Requisite Noteholders.

Classification and Treatment of Claims and Interests
DNB DIP Facility Claims:

Unless otherwise agreed to by DNB, the Debtor, and the Requisite Noteholders, on the Effective Date all Claims arising under or in connection with the DNB DIP Facility (the “DNB DIP Facility Claims”) will be paid in full in cash.

Unimpaired – Presumed to Accept

Administrative, Priority Tax, and Other Priority Claims:

Unless some other treatment is agreed to by the relevant parties (that is reasonably acceptable to the Requisite Noteholders), on the Effective Date, or as soon as practicable thereafter, each Allowed Administrative Expense Claim, Priority Tax Claim, and Other Priority Claim shall be (i) paid in full in cash, (ii) paid in the ordinary course of business, or (iii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

Secured Claims:

On the Effective Date, or as soon as practicable thereafter, to the extent any Secured Claims (as defined below) exist, all Allowed Secured Claims shall be satisfied by either (a) payment in full in cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Unimpaired – Presumed to Accept

4

RBS Guaranty Claims:

Treatment of the RBS Guaranty Claims will be reasonably agreed among the Debtor and the Requisite Noteholders; provided, that both the Debtor and Requisite Noteholders agree that any treatment that would meet the requirements for confirmation of a plan of reorganization under section 1129(b) of the Bankruptcy Code shall be deemed reasonably acceptable.

Impairment TBD

DNB Guaranty Claims:	Treatment of the DNB Guaranty Claims will be reasonably agreed among DNB, the Debtor, and the Requisite Noteholders. Unimpaired or Otherwise Reasonably Agreed
Unsecured Notes Claims:

On the Effective Date, each holder of an Allowed Unsecured Notes Claim will be entitled to receive, in full and final satisfaction of such Claim, subject to the Jones Act Procedures described below:

(a) its pro rata share (based on all Allowed Unsecured Notes Claims) of the Reorganized GulfMark Equity representing in the aggregate 35.65% of Reorganized GulfMark Equity, subject to dilution by the Common Shares issuable under the MIP and Reorganized GulfMark Equity issued upon the exercise of the Warrants; and

(b) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures.

Impaired – Entitled to Vote

General Unsecured Claims:

Unless otherwise agreed to by the Debtor and the Requisite Noteholders, on the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtor or Reorganized Debtor, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced.

Unimpaired – Presumed to Accept

5

Intercompany Claims:	All Intercompany Claims will be paid, adjusted, reinstated or discharged as reasonably acceptable to the Debtor and the Requisite Noteholders. Unimpaired – Presumed to Accept
GulfMark Parent Interests:

On the Effective Date, all GulfMark Parent Interests will be cancelled, and each Existing GulfMark Shareholder will receive, in consideration of its GulfMark Parent Common Shares, its pro rata shares of the following:

(a) Common Shares representing in the aggregate 0.75% of Reorganized GulfMark Equity, subject to dilution from the Common Shares issuable under the MIP and Reorganized GulfMark Equity issued upon exercise of the Warrants;

and

(b) warrants for 7.5% of the Reorganized GulfMark Equity, subject to dilution by the Common Shares issuable under the MIP, with a 7-year term and with an exercise price based on an equity value of $1 billion on terms similar to conventional listed warrants (the “Warrants”).

For the avoidance of doubt, the distribution of Common Shares to Existing GulfMark Shareholders will not be subject to the Jones Act Procedures described below.

Impaired – Deemed to Reject

Section 510(b) Claims:

No holder of a Claim of the type described in section 510(b) of the Bankruptcy Code shall receive a distribution under the Acceptable Plan and such Claims shall be cancelled, released, discharged, and extinguished.

Impaired – Deemed to Reject

6

Other Terms
Norwegian Credit Facility:

Treatment of the Norwegian Credit Facility (including, without limitation, any refinancing thereof) will be reasonably acceptable to the Debtor and the Requisite Noteholders.

DNB consent is required to the extent such treatment does not provide for payment in full in cash of all obligations under the Norwegian Credit Facility and termination of all commitments thereof on the Effective Date.

Multicurrency Revolving Credit Facility:

Treatment of the Multicurrency Revolving Credit Facility (including, without limitation, any refinancing thereof) will be reasonably acceptable to the Debtor and the Requisite Noteholders; provided, that both the Debtor and Requisite Noteholders agree that any treatment that would meet the requirements for confirmation of a plan of reorganization under section 1129(b) of the Bankruptcy Code shall be deemed reasonably acceptable.

Exit Financing:

Five (5) days prior to the hearing to consider confirmation of the Acceptable Plan, the Debtor shall have obtained commitments for an exit facility of at least $100 million in principal amount, the terms and conditions of which shall be acceptable to the Consenting Noteholders.

Registration Rights Agreement:

On the Effective Date each Consenting Noteholder and any affiliates or related funds thereof that receive new common stock or new noteholder warrants under the Acceptable Plan and each Commitment Party (as defined in the Backstop Agreement) and any affiliates or related funds thereof that receive new common stock or new noteholder warrants under the Acceptable Plan shall enter into the Registration Rights Agreement (as defined in the Backstop Agreement).

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Conditions Precedent to Confirmation and Emergence:

Conditions precedent to confirmation of the Acceptable Plan and the occurrence of the Effective Date, each of which may be waived in writing by the Requisite Noteholders, shall include, without limitation, the following:

Conditions to Confirmation

	●	Each of the Definitive Documents shall be approved in accordance with the RSA (as applicable) on terms reasonably acceptable to the Requisite Noteholders and remain in full force and effect;

	●	The Bankruptcy Court has entered an order approving the Disclosure Statement and confirming the Acceptable Plan, in form and in substance reasonably acceptable to the Requisite Noteholders; and

●

The orders authorizing the Debtor to assume the RSA and the Backstop Agreement (collectively, the “Approval Orders”) shall have been entered, and shall not have been reversed or vacated, and each of the RSA and the Backstop Agreement remain in full force and effect.

Conditions to the Effective Date
●	The Bankruptcy Court enters the order confirming the Acceptable Plan, in form and substance reasonably acceptable to the Requisite Noteholders;

●	The Approval Orders shall each remain in full force and effect, and all conditions precedent thereto have been satisfied or waived; and

●	All requisite governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.
Diligence:	The Debtor shall comply with all reasonable due diligence requests from the Consenting Noteholders in connection with finalizing the Definitive Documents and obtaining consents.

8

Jones Act Procedures:

To comply with the Jones Act and the reorganized GulfMark Parent’s charter, at least 76% of the Common Shares to be issued and outstanding as of the Effective Date pursuant to the Distribution Documents will be issued to U.S. Citizens. In no event shall Non-U.S. Citizens in the aggregate own more than 24% of the Common Shares.

The Debtor shall request that each Person receiving Common Shares under the Distribution Documents, except for Existing GulfMark Shareholders, furnish to the Debtor an affidavit of citizenship. If a Person, excluding Existing GulfMark Shareholders, does not furnish an affidavit of citizenship to the Debtor on or before the date set forth in the Acceptable Plan, or if the affidavit of citizenship has not been accepted or has been rejected by the Debtor, in its reasonable discretion, within a reasonable period after the Subscription Expiration Deadline (as defined in the Rights Offering Procedures), such Person will be considered a Non-U.S. Citizen for the purposes of calculating the distribution of Common Shares or Jones Act Warrants.

All Persons eligible to receive an interest under the Distribution Documents that are determined by the Debtor to be U.S. Citizens shall receive Common Shares on the date specified in the Acceptable Plan. Jones Act Warrants will be issued in lieu of Common Shares to ensure compliance with the Jones Act. The method of allocation of Jones Act Warrants and Common Shares will be set forth in the Acceptable Plan.

“Common Shares” means those certain shares of Class A common stock, par value $0.01 per share, issued by the reorganized GulfMark Parent.

“Jones Act Warrants” means those certain warrants to be issued in lieu of Common Shares with terms reasonably acceptable, in form and substance, to the Debtor and the Requisite Noteholders.

“Distribution Documents” means the Acceptable Plan, the Rights Offering, the Backstop Agreement, and the MIP.

“Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

“Non-U.S. Citizen” means any Person that is not a U.S. Citizen and any Person that fails to deliver the Requisite Documentation.

“U.S. Citizen” means a Person that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

9

Definitive Documents:

Any final agreement with respect to the Restructuring shall be subject to the Definitive Documents as set forth in the RSA. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein and consistent with the terms of this Restructuring Term Sheet.

Executory Contracts and Unexpired Leases:

The Debtor reserves the right to reject certain executory contracts and unexpired leases (with the consent, not to be unreasonably withheld, of the Requisite Noteholders). All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Acceptable Plan.

Corporate Governance:

The board of directors for the Reorganized Debtor (the “New Board”) shall be composed of seven (7) members, all of whom shall be designated by the Requisite Noteholders; provided, that one of the members of the New Board shall be the CEO of the Reorganized Debtor, and provided, that the number, independence and other characteristics of the directors on the New Board will satisfy applicable listing standards and any Jones Act requirements. The members of the New Board shall be identified no later than the date of the confirmation hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code.

On the Effective Date, the terms of the current members of the board of directors of GulfMark Parent shall expire. The terms and conditions of the new corporate governance documents of the Reorganized Debtor (including the bylaws, and certificate of incorporation) shall be in form and substance reasonably acceptable to GulfMark Parent and the Requisite Noteholders.

Corporate Structure:

The Reorganized Debtor will be structured in a manner determined by the Requisite Noteholders, with the consent of the Debtor, which consent shall not be unreasonably withheld, delayed, or conditioned.

Cancellation of Existing Securities and Agreements:

Except as expressly provided in the Acceptable Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtor, including, without limitation, the Unsecured Notes, the Indenture, the GulfMark Parent Interests, and all warrants, options, and other entitlements to purchase and/or receive GulfMark Parent Interests, shall be deemed surrendered and cancelled and any obligation of the Debtor thereunder shall be discharged.

10

Listing of New Common Shares and Warrants and Jones Act Warrants:

The Reorganized Debtor shall use all commercially reasonable efforts to promptly secure listing privileges for the New Common Shares and the Warrants. The Reorganized Debtor also agree to cooperate with the Backstop Parties in connection with investigation of a possible listing of the Jones Act Warrants on a stock exchange.

Survival of Indemnification Obligations and D&O Insurance:

Subject to confirmation that the Debtor has provided counsel to the Consenting Noteholders with all relevant documentation, the obligations of the Debtor pursuant to its certificate of incorporation, bylaws or other agreements to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor will not be discharged or impaired by confirmation of the Acceptable Plan. All such obligations will be deemed and treated as executory contracts to be assumed by the Debtor under the Acceptable Plan and will continue as obligations of the Reorganized Debtor; provided, that, the Reorganized Debtor shall not indemnify directors of the Debtor for any claims or causes of action arising out of or relating to any act or omission resulting from gross negligence, willful misconduct, breach of fiduciary duty, intentional tort, a criminal act or intentional fraud.

In addition, after the Effective Date, the Reorganized Debtor will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all directors and officers of the Debtor who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

Management Incentive Plan:	A post-Restructuring management incentive plan (“MIP”) will be approved and implemented by the New Board in accordance with the following:

	●	7.5% of the Common Shares outstanding on the Effective Date will be reserved for the MIP (on a fully diluted basis, including by taking into account the Reorganized GulfMark Equity issued upon exercise of the Warrants and issued pursuant to the MIP).

	●	MIP awards will be granted as soon as reasonably practicable after the Effective Date at the discretion of the New Board on terms determined by the New Board (including with respect to allocation, timing, vesting conditions and the structure of any award)

	●	The MIP will be subject to the terms and conditions of the MIP and the underlying award agreement and will not be subject to the terms of the employment and/or severance agreements.

11

Executive Employment Agreements:

The Debtor agrees, and the Plan and Confirmation Order will provide, that the executive employment contracts (collectively, the “Executive Employment Agreements”) for the Reorganized Debtor’s senior management team (collectively, “Management”) will be assumed as modified, subject to further amendment as agreed by each individual member of Management and the New Board during the Negotiation Period (as defined below), as follows: (1) Management will not be entitled to any tax gross up under any provisions of the Internal Revenue Code of 1986, as amended, including provisions relating to Sections 280G, 4999 and 409A of the Internal Revenue Code, (2) the Effective Date will not constitute a change of control for purposes of the Executive Employment Agreements or any other employment, severance, change of control, or similar type of agreement or arrangement covering any employee or other service provider of the Debtor; provided, however, for that certain member of Management who is party to a Change in Control Agreement only, such individual will be provided with a cash severance consistent with the terms set forth in the Executive Severance Agreements currently in effect for other members of Management, except that (A) such severance shall not exceed 2x such individual’s base salary in effect on the date hereof, (B) such severance shall only be payable in the event such individual’s employment is terminated by the Company without Cause (as such term is defined in such individual’s Change in Control Agreement as in effect on the date hereof) and (C) such termination occurs within 30 days following the Effective Date, (3) with respect to members of Management, any provision relating to equity based awards, including without limitation any termination related provisions, will solely be governed by the terms of the MIP, and (4) for any Executive Employment Agreement covering any Management Employee that provides that a notice of non-extension may be delivered by the Debtor or Reorganized Debtor on or before December 31, 2017, the applicable Executive Employment Agreements will be amended to provide that such notice of non- extension will be treated as a termination by the Company without Cause for purposes of non-change in control severance benefits under the applicable Executive Employment Agreement; provided, further, that the Reorganized Debtor retains the right to reject any Executive Employment Agreement if the applicable member of Management does not consent to the modifications described in (1)-(4) above.

In addition, the following terms will apply:

	●	Prior to the Reorganized Debtor’s assumption or rejection of the Executive Employment Agreements, the New Board and Management will engage in good faith negotiations regarding amendments to the Executive Employment Agreements during a thirty (30) day period following the Effective Date (the “Negotiation Period”).

●

The Negotiation Period may be extended or shortened for some or all of the Executive Employment Agreements by mutual written agreement of the New Board and the applicable counterparties to the Executive Employment Agreements without further notice.

12

Releases and Exculpations:

The Acceptable Plan will provide for standard releases and exculpations to the extent permitted by law. The released and exculpated parties shall include, without limitation, DNB, to the extent permitted by law.

Discharge of the Debtor:	The Acceptable Plan will contain standard and customary discharge provisions.
Injunction:	The Acceptable Plan will contain standard and customary injunction provisions.
Securities Exemptions:

The issuance and distribution of (i) the Common Shares, (ii) the Warrants, (iii) the Jones Act Warrants, and (iv) the Common Shares issuable upon exercise of the Warrants and the Jones Act Warrants will be exempt from registration under the Securities Act or other applicable securities laws without further action by any Person (x) with respect to the above securities issued and distributed pursuant to the Acceptable Plan, the 1145 Rights Offering and the Commitment Premium pursuant to the Backstop Agreement, pursuant to section 1145(a) of the Bankruptcy Code (to the extent applicable), and/or any other applicable exemption, and (y) with respect to the above securities issued and distributed pursuant to the 4(a)(2)/Regulation D Rights Offering and issuance of the Unsubscribed Shares (as defined in the Backstop Agreement), pursuant to 4(a)(2)/ Regulation D of the Securities Act, and/or any other applicable exemptions.

Retention of Jurisdiction:

The Acceptable Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of Claims, (b) allowance of compensation and expenses for professionals, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Acceptable Plan and any related documents or agreements and (e) other purposes.

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ANNEX 1

Defined Terms

Certain Bankruptcy Terms
“Administrative Expense Claim”

A Claim for costs and expenses of administration of the Chapter 11 Case pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred from and after the Petition Date and through the Effective Date of preserving the Debtor’s estate and operating its business; (b) Fee Claims; and (c) all fees and charges assessed against the estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

“Allowed”

With reference to any Claim, a Claim arising on or before the Effective Date (a) that has been scheduled on the Debtor’s schedules as undisputed, liquidated and non-contingent, (b) (i) as to which no objection to allowance has been interposed within the time period set forth in the Acceptable Plan, or (ii) as to which any objection has been determined by a final order of the Bankruptcy Court in favor of the holder, (c) any Claim as to which the Debtor’s liability and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court or (d) any Claim expressly allowed under the Acceptable Plan; provided, however, that notwithstanding the foregoing, the Reorganized Debtor shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Acceptable Plan.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, against the Debtor.
“Class”	Any group of Claims or Interests classified by the Acceptable Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.
“Disclosure Statement”

The disclosure statement for the Acceptable Plan prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and/or other applicable law.

“Existing GulfMark Shareholder”	Any holder of GulfMark Parent Common Shares as of a certain date set forth in the Disclosure Statement.
“Fee Claim”

A Claim for professional services rendered or costs incurred on or after the Petition Date and on or before the Effective Date by professional persons retained in the Chapter 11 Case by the Debtor or any statutory committee appointed in the Chapter 11 Case pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

Certain Bankruptcy Terms
“GulfMark Parent Common Shares”	GulfMark Parent’s issued and outstanding Class A Common Stock, $0.01 par value.
“Interest”

Any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in a Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

“Other Priority Claim”	Any Claim entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code (other than an Administrative Expense Claim or a Priority Tax Claim).
“Priority Tax Claim”	Any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
“Secured Claim”

Any Claim (other than Claims arising under or related to the Multicurrency Facility Agreement to the extent (a) secured by property of a Debtor’s estate, the amount of which is equal to or less than the value of such property (i) as set forth in the Acceptable Plan, (ii) as agreed to by the holder of such Claim and the applicable Debtor, or (iii) as determined by a final order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the right of setoff of the holder thereof under section 553 of the Bankruptcy Code.

2

EXHIBIT B

Backstop Agreement

EXHIBIT C

FORM OF JOINDER AGREEMENT FOR CONSENTING NOTEHOLDERS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [_______], 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among GulfMark Offshore, Inc. (the “Company”) and the holders of the principal amounts outstanding under the Notes (together with their respective successors and permitted assigns, the “Consenting Noteholders” and each, a “Consenting Noteholder”) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2017. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.     Representations and Warranties. With respect to the aggregate principal amount of Notes, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 9 of the Agreement to each other Party to the Agreement.

3.     Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name: Title:

Principal Amount of the Notes: $_____________

Acknowledged:

GULFMARK OFFSHORE, INC.

By:
Name: Title:

ANNEX 1

Notice of Transfer to another Consenting Noteholder

Pursuant to this notice of transfer under the Restructuring Support Agreement,2 dated as of May 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among GulfMark Offshore, Inc. (the “Company”) and certain holders of the principal amounts outstanding under the Notes (together with their respective successors and permitted assigns, the “Consenting Noteholders” and each, a “Consenting Noteholder”):

Transferor ______________ has transferred Notes with a principal amount of $________________ to Consenting Noteholder _______________ who is party to the Agreement.

IN WITNESS WHEREOF, the Transferor has caused this Agreement to be executed as of _______________, 2017.

[TRANSFEROR]

By:
Name: Title:

[CONSENTING NOTEHOLDER]
By:
Name: Title:

Principal amount of notes: $___________________

2   Capitalized terms used but not otherwise defined herein shall have the meaning ascribe to such terms in the Restructuring Support Agreement.